UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2014

FIVE BELOW, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-35600	75-3000378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Market Street

Suite 2000

Philadelphia, PA 19103

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 546-7909

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2014, the Compensation Committee of the Board of Directors of Five Below, Inc. (the “Company”) granted performance-based restricted stock units to Thomas Vellios, the Company’s Chief Executive Officer, equivalent to 309,039 shares of the Company’s common stock.

Mr. Vellios’ restricted stock unit award will vest in three tranches: up to 77,260 units at the end of fiscal year 2015; up to 103,013 units at the end of fiscal year 2016; and up to 128,766 units at the end of fiscal year 2017. Vesting is subject to the Company’s achievement of specified adjusted operating income growth targets, and are subject generally to Mr. Vellios’ continued service during the applicable performance period. Units that do not vest based on the adjusted operating income growth targets will be forfeited.

Mr. Vellios’ restricted stock unit award provides that in the event of a change in control of the Company, Mr. Vellios will be entitled to accelerated vesting of the full award (except any portion thereof which had previously been forfeited). In addition, if Mr. Vellios ceases to be employed by the Company as a result of his death or disability, the restricted stock unit award will remain outstanding and Mr. Vellios will vest in a prorated portion of the units subject to achievement of the award targets. If Mr. Vellios’ employment otherwise terminates, any units of the award still subject to vesting will be forfeited.

The restricted stock unit award described above is subject to the terms and conditions of the Five Below, Inc. Amended and Restated Equity Incentive Plan and a restricted stock unit award agreement, which other than as disclosed herein, is in substantially the form filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Below, Inc.

Date: December 22, 2014	By:	/s/ Kenneth R. Bull
		Name:	Kenneth R. Bull
		Title:	Chief Financial Officer and Treasurer